Exhibit 99.1

Cephalon Appoints Charles J. Homcy, M.D. to Board of Directors

FRAZER, Pa. (March 14, 2011) — Cephalon, Inc. (Nasdaq: CEPH) announced today that Charles J. Homcy, M.D. has been appointed to its Board of Directors, effective as of March 10, 2011.

Dr. Homcy is currently a Venture Partner at Third Rock Ventures and Co-Chairman of Portola Pharmaceuticals, a privately held biotechnology firm of which he served as President and Chief Executive Officer from 2003 to 2010.  Dr. Homcy’s industry experience includes past executive positions with American Cyanamid, COR Therapeutics and Millennium Pharmaceuticals, as well as current board membership on several biopharmaceutical companies. He holds A.B. and M.D. degrees from Johns Hopkins University.  He has held academic appointments in clinical medicine at Harvard Medical School, Columbia University College of Physicians and Surgeons and the University of California, San Francisco.   Dr. Homcy has served on the editorial boards of many of the leading scientific cardiovascular journals and is the author of over 135 original publications in the field of molecular and clinical cardiology.

“We are excited to have Dr. Homcy join our Board of Directors,” said William P. Egan, Chairman, Cephalon Board. “Dr. Homcy’s broad scientific, clinical and operational expertise will be invaluable to us as we develop our rich pipeline and continue to expand our business.”

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Contacts

Media:

Natalie de Vane

Senior Director, Corporate Communications & Public Affairs

610.727.6536

Investors:

Chip Merritt

VP, Investor Relations

610.738.6376

SOURCE: Cephalon, Inc.